Exhibit 99
Contact: Richard Crowley
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA 95131
Phone:   (408) 944-0800
                                                                [Micrel Logo]
Press Release

                  MICREL UPDATES FOURTH QUARTER 2004 OUTLOOK

   San Jose, CA January 4, 2005 - Micrel, Incorporated (Nasdaq NM: MCRL),
an industry leader in Power, Connect and Protect IC solutions, today announced that it has revised its revenue and profit outlook for its fourth
fiscal quarter ended December 31, 2004.   Micrel now projects fourth quarter
revenues will be approximately $60 million to $61 million, compared with the previous guidance issued on October 21, 2004 of $65 million to $69 million. The shortfall in revenue is primarily a result of weakness in demand from customers in the computing, industrial/distribution and wireline communication markets, as well as reduced demand from wireless handset manufacturers in China. Revenues declined in all geographic regions with the largest sequential declines occurring in Asia and North America. Overall demand was below normal seasonal trends and turns fill for the Company's products did not improve as anticipated during the quarter. As a result, Micrel's order rates in the fourth quarter remained at about the same level as the third quarter, leading to a book to bill ratio of less than one.

   "The less than expected revenue for the fourth quarter can be attributed to three factors," stated Ray Zinn, President and CEO of Micrel. "One, in the current low lead time environment our customers appear willing to operate with extremely lean levels of inventory and are even willing to risk line shutdowns to keep inventories low. Two, customers remained cautious in the face of shrinking component lead times and uncertain end demand for their products, especially in the computing, wireless handset and wireline communications end markets. Three, the continued migration of manufacturing to Asia is resulting in more pricing pressure and competition from Asian-based semiconductor companies. Our strategy to minimize the effect of the Asian market dynamics by continuing to concentrate our design efforts in higher end, less commodity related markets, while increasing our total dollar content per system, is

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Micrel Updates Fourth Quarter 2004 Outlook
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resulting in Micrel becoming a more strategic supplier to our customers.  We began this effort three years ago and expect to see the fruits of this in 2005."

   As a result of revised revenue projections, fourth quarter earnings per diluted share are expected to be approximately $0.05, compared with the previous guidance issued on October 21, 2004 of $0.07 to $0.09. Fourth quarter gross margins are now anticipated to range from 45 percent to 47 percent and operating expenses are expected to be approximately $21.0 million. These figures are estimates pending the final accounting for the quarter and year ended December 31, 2004.

   At this time, based on the current backlog and preliminary projections, it does not appear that first quarter 2005 revenue will be sequentially higher than revenue in the fourth quarter 2004. Micrel is scheduled to release its fourth quarter and full year 2004 financial results on February 3, 2005 after market close. The Company will update its guidance for the first quarter of 2005 in its fourth quarter earnings release and conference call on that date.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

   This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, gross margin, expense levels, net income and earnings per share; and the nature of industry trends. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements; the global economic situation; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel's common stock

                                     -more-
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Micrel Updates Fourth Quarter 2004 Outlook
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and other market conditions; the effect of the Company's restatement of previous financial statements; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company
from time to time; and Micrel's operating cash flow.   For further discussion
of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

About Micrel

   Micrel Inc., is a leading global manufacturer of Power, Connect and Protect IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company's products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide.

   For further information, contact Richard Crowley at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit our website at http://www.micrel.com.